          THIS VOTING AGREEMENT (the "Voting Agreement"), is made and entered
                                      ----------------
into as of March __, 2000 between those holders of the shares of outstanding common stock, $.01 par value per share ("Common Stock"), of the Company (as
                                         ------------
defined below) set forth on the signature page hereof (each, a "Shareholder" and, collectively, the "Shareholders") and Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser").
                                         ---------

                                   RECITALS

     A. Concurrently with the execution of this Voting Agreement, pursuant to a Securities Purchase Agreement, dated as of March 30, 2000 (the "Purchase
                                                                  --------
Agreement"), by and between EFTC Corporation, a Colorado corporation (the
---------
"Company"), and the Purchaser, the parties thereto agreed to a series of
 -------
transactions, including the issuance and sale to Purchaser of $46,000,000 in aggregate principle amount of 15% Senior Subordinated Exchangeable Notes due 2006 ("Exchangeable Notes") and warrants to purchase shares of Common Stock (the
       ------------------
"Warrants") in an amount equal to 19.9% of the outstanding Common Stock (the
 --------
purchase and sale of the Exchangeable Notes and Warrants being referred to as the "Initial Investment").
     ------------------

     B. Pursuant to the terms of the Purchase Agreement, Purchaser intends to engage in a tender offer for shares of Common Stock (the "Tender Offer" and
                                                          ------------
together with the Initial Investment, the "Transactions"). The consummation of
                                           ------------
the Transactions requires the approval of the Company's shareholders ("Shareholder Approval")
  --------------------

     C. The Board of Directors has, prior to the execution of this Voting Agreement, duly and validly approved and adopted the Purchase Agreement, and has resolved and agreed to call a special meeting of shareholders (the "Special
                                                                    -------
Meeting") for such purpose and to recommend a vote approving the issuance of
-------
shares of Common Stock related to the Transactions and such approval, adoption and recommendation has not been withdrawn.

     D. Each of the Shareholders is the beneficial owner of the number of shares of Common Stock set forth opposite such Shareholder's name on Schedule I hereto.

     E. Upon gaining Shareholder Approval, the Tender Offer will be completed, the Exchangeable Notes will be exchanged for the Company's 8.625% Senior Subordinated Convertible Notes ("Convertible Notes"), and any unexercised
                                 -----------------
Warrants will be cancelled.

     F. As an additional inducement to the Purchaser to enter into the Transaction, each of the Shareholders have agreed to vote in favor of the Transaction on the terms set forth below.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.   Voting of Shares.  Each of the Shareholders covenants and agrees
               ----------------
with each other Shareholder and the Purchaser, to be present at or otherwise cause its Shares to be counted as present for purposes of a quorum and to vote, by proxy or in person, such number of

Shares that may be voted by such Shareholder in favor of the Transaction at any meeting (whether the Special Meeting or otherwise and whether or not adjourned or postponed). The Shareholder agrees, during the period commencing on the date hereof and ending on the earlier of the Shareholder Approval and the termination of this Agreement, not to, and not to permit any of its wholly-owned affiliates to, vote or execute any written consent in lieu of a shareholders meeting or vote of the Company, if such consent or vote by the Shareholders would be inconsistent with or frustrate the purposes or terms of this Voting Agreement or the Purchase Agreement.

          In furtherance and not in limitation of the foregoing, each of the Shareholders hereby grants to, and appoints, each of Jeffrey Goettman and John Walker, individually, its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in this Voting Agreement. The Shareholder intends this proxy to be irrevocable until the termination of this Agreement and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

          Each of the Shareholders hereby revokes any and all previous proxies with respect to its Shares or any other voting securities of the Company that may relate to the voting of its Shares in accordance with the provisions of this
Section 1.

          The term "Shares" as used herein shall mean any and all shares of the
                    ------
capital stock of the Company (including Common Stock) which carry voting rights (including any voting rights which arise by reason of default) now owned or subsequently acquired by a Shareholder through purchase, gift, stock splits, stock dividends and exercise of stock options.

          2.   Restriction on Transfer, Proxies and Non-Interference.  Except as
               -----------------------------------------------------
contemplated by this Voting Agreement, each Shareholder agrees not to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition (each, a "Disposition") of, any or all of the Shares or any interest therein; provided, however, that a Disposition shall be permitted if, prior to or simultaneously with such Disposition, the transferee shall execute an amendment to this Agreement agreeing to be bound by all of its terms and conditions; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any shares; or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect, or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations pursuant to this Voting Agreement.

          3.   Representations and Warranties of the Shareholder.  The
               -------------------------------------------------
Shareholder represents and warrants to the Company as follows:

               a. Schedule I sets forth the number of Shares of which the Shareholder is the record or beneficial owner. The Shareholder is the lawful owner of such Shares and has the sole power to vote (or cause to be voted) the Shares as set forth in this Agreement. Except as set forth on such Schedule I, neither the Shareholder nor any of its wholly owned affiliates owns or holds any rights to acquire any additional shares of any class of Shares or other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company.

               b. This Agreement has been duly executed and delivered by the Shareholder.

               c. This Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

          4.   Termination.  This Agreement shall terminate on the earlier to
               -----------
occur of (i) Shareholder Approval of the Transaction, (ii) the date on which a vote of the shareholders of the Company is taken on the Transactions and less than a majority of such shareholders vote to approve the Transactions, (iii) the date as of which the parties hereto terminate this Voting Agreement by written consent, or (iv) December 31, 2000.

          5.   No Revocation.  The voting agreements contained herein are
               -------------
coupled with an interest and may not be revoked prior to termination in accordance with Section 3.

          6.   General.

               a.   Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of law.

               b.   Notices.  All notices, requests, demands and other
                    -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assigns at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Shareholders:    ATTN: [Shareholder Name]
                                c/o EFTC Corporation
                                9351 Grant Street, Sixth Floor
                                Denver, Colorado 80229
                                Telephone: (303) 280-8445
                                Facsimile: (303) 280-8358

     If to the Purchaser:       Thayer-BLUM Funding, L.L.C.
                                c/o Thayer Capital Partners
                                1455 Pennsylvania Avenue, N.W., Suite 350
                                Washington, D.C. 20004
                                Telephone: (202) 371-0150
                                Facsimile: (202) 371-0391
                                Attn: Jeffrey W. Goettman
     with a copy to:            Latham & Watkins
                                1001 Pennsylvania Avenue, N.W., Suite 1300
                                Washington, D.C. 20004
                                Telephone: (202) 637-2200
                                Facsimile: (202) 637-2201
                                Attn: Eric A. Stern, Esq.

               c.   Entire Agreement.  This Agreement contains the entire
                    ----------------
understanding among the parties hereto and supersedes any prior understandings and agreements, either oral or written, between or among the parties hereto relating to the subject matter hereof.

               d.   Equitable Remedies.  In addition to legal remedies, in
                    ------------------
recognition of the fact that remedies at law may not be sufficient, the parties (and their permitted successors and assigns) shall be entitled to equitable remedies for breaches or defaults hereunder, including, without limitation, specific performance and injunction.

               e.   Amendment.  No amendment, modification or termination of any
                    ---------
provision of this Voting Agreement shall be valid unless in writing and signed by the Purchaser, the Company and Shareholders.

               f.   Binding Agreement: Successors and Assigns.  This Agreement
                    -----------------------------------------
shall be binding upon the parties hereto and their respective successors and legal representatives; provided, however, that the rights and obligations of the Purchaser under this Voting Agreement shall not be assigned to any party other than (i) to a transferee of the Purchaser as permitted under the Purchase Agreement, or (ii) with the consent of the Shareholders.

               g.   Counterparts.  This Voting Agreement may be executed in
                    ------------
several counterparts, and as so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not a signatory to the original or the same counterparts.

               h.   No Waiver; Cumulative Remedies.  No failure or delay on the
                    ------------------------------
part of any party in exercising any right, power or remedy hereunder shall, except to the extent expressly provided herein, operate as a waiver hereof; nor shall any single or partial exercise of any right, power or remedy preclude any other future exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

               i.   Severability.  The provisions of this Voting Agreement are
                    ------------
severable, and if any clause or provision of this Voting Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     IN WITNESS WHEREOF, this Voting Agreement has been executed by the parties hereto as of the day and year first above written.


Numbers of Shares:                      Shareholders:



__________________________              _____________________________
                                        Allen S. Braswell, Jr.



__________________________              _____________________________
                                        Charles E. Hewitson



__________________________              _____________________________
                                        Robert Monaco



__________________________              _____________________________
                                        Richard L. Monfort



__________________________              _____________________________
                                        Gerald J. Reid



__________________________              _____________________________
                                        Lucille Reid

__________________________              _____________________________
                                        Masoud S. Shirazi



__________________________              _____________________________
                                        Allen Braswell, Sr.



__________________________              _____________________________
                                        Gregg Hewitson



__________________________              _____________________________
                                        Matt Hewitson



__________________________              _____________________________
                                        Ray Marshall



__________________________              _____________________________
                                        Lloyd McConnell



__________________________              _____________________________
                                        Robert McNamara

                                        Thayer-BLUM Funding, L.L.C.


                                        By:  _____________________________
                                             Name:
                                             Title: